UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

CATERPILLAR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-768	37-0602744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

5205 N. O'Connor Blvd.,
Suite 100, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 891-7700

Former name or former address, if changed since last report: N/A

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange which registered
Common Stock ($1.00 par value)	CAT	The New York Stock Exchange
5.3% Debentures due September 15, 2035	CAT35	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 12, 2025, Caterpillar Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), with respect to the offering and sale of $1.7 billion aggregate principal amount of the Company’s 5.200% Senior Notes due 2035 (the “2035 Notes”) and $300 million aggregate principal amount of the Company’s 5.500% Senior Notes due 2055 (the “2055 Notes” and together with the 2035 Notes, the “Notes”) under the Company’s effective shelf registration statement on Form S-3 (File No. 333-283791) (the “Registration Statement”). The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary closing conditions, indemnification rights and termination provisions.

The sale of the Notes closed on March 15, 2025. The Notes are unsecured obligations of the Company and rank equally with all of the Company’s other unsecured senior indebtedness. The Company intends to use the net proceeds of the sale of the Notes for general corporate purposes, which may include the repayment of existing indebtedness.

The Notes were issued pursuant to the Indenture, dated as of May 1, 1987 (as amended and supplemented from time to time, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee. The Notes were issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The amount of interest payable on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Company may, at its option, redeem the Notes of either series, at any time in whole or from time to time in part, at the redemption prices set forth in the Notes of such series.

The 2035 Notes will bear interest at the rate of 5.200% per year and will mature on May 15, 2035. The 2055 Notes will bear interest at the rate of 5.500% per year and will mature on May 15, 2055. Interest on each series of Notes will be payable on May 15 and November 15 of each year, commencing on November 15, 2025, to the persons in whose names such Notes are registered on the fifteenth calendar day immediately preceding the relevant interest payment date (whether or not a business day).

The foregoing descriptions of the Underwriting Agreement and the Notes are qualified in their entirety by reference to the complete terms and conditions of the Underwriting Agreement and the forms of the 2035 Notes and 2055 Notes, which are attached hereto as Exhibits 1.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms and conditions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The following exhibits are filed with this Current Report on Form 8-K and are incorporated by reference herein and into the Registration Statement: (i) the Underwriting Agreement, (ii) the Form of 5.200% Senior Notes due 2035, (iii) the Form of 5.500% Senior Notes due 2055 and (iv) the legal opinion of Nicole M. Puza, Associate General Counsel and Corporate Secretary to the Company, and the related consent.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

The following is furnished as an exhibit to this report:

1.1	Underwriting Agreement, dated as of May 12, 2025, by and among Caterpillar Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named therein

4.1	Form of 5.200% Senior Note due 2035

4.2	Form of 5.500% Senior Note due 2055

5.1	Opinion of Nicole M. Puza, Associate General Counsel and Corporate Secretary, relating to the legality of the Notes

23.1	Consent of Nicole M. Puza, Associate General Counsel and Corporate Secretary (included in Exhibit 5.1)

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATERPILLAR INC.

May 15, 2025	By:	/s/ Derek Owens
Derek Owens Chief Legal Officer and General Counsel